USA Truck, Inc.

Executive Team Incentive Plan revisedJanuary 28, 2009

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1.0 ESTABLISHMENT AND PURPOSE

1.1 Plan Approval

The USA Truck, Inc. Executive Team Incentive Plan (the “Plan”) was approved by the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of USA Truck, Inc. (the “Company”) on January 28, 2009.

1.2 Commencement of Plan

The Committee may apply the Plan to calculate remuneration for qualifying employees eligible for incentive payments pursuant to the terms of the Plan (“Participants”) beginning January 1, 2009 for the Company’s 2009 fiscal year. Thereafter, at the beginning of each fiscal year the Committee shall calculate remuneration for Participants pursuant to the Plan for the then-current fiscal year (each such fiscal year period to be referenced herein as a “Plan Year”).

1.3 Plan Purpose

The Plan is an integral part of USA Truck’s overall approach to performance-based compensation. The Plan’s objectives are to attract, retain and motivate key executive employees, to reward those executives for meeting or exceeding their performance targets, and to align the executive incentive awards with the Company’s long-term objective of creating and growing economic value for shareholders.

2.0 PARTICIPANTS

The Committee shall determine which positions within the Company are eligible for participation in the Plan. The Committee shall further determine each Plan Year which individual executives shall participate. The positions listed below are potentially eligible for participation (employees holding multiple positions listed below only qualify for participation in the Plan as if they held only one of the qualifying positions).

• Chairman of the Board	• Senior Vice President of Operations
• Chief Executive Officer	• Vice President of Corporate Strategy
• President	• Vice President of Maintenance
• Executive Vice President	• Vice President of Sales
• Chief Operating Officer	• Vice President of People
• Vice President of Finance	• Vice President of Safety
• Chief Financial Officer	• General Counsel
2.1 Cessation of Employment

A Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to qualify as a Participant pursuant to this Plan, including by virtue of death or disability, shall not be eligible to receive an incentive award for the Plan Year in which he or she ceased to qualify as a Participant unless the Committee determines, in its sole discretion, that such incentive award will be paid, in whole or in part.

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3.0 PLAN OUTLINE

The Company’s research has revealed that return on capital and earnings per share performance have had strong correlation with stock price appreciation in the transportation and logistics industry. Additionally, the Company has adopted The Five Points incentive Plan (representing the five points of the star in our Company logo) to reward non-driver employees when the Company reaches certain pre-determined operational goals. In light of the foregoing, this Executive Team Incentive Plan is designed, among other factors, to better align the Company’s executive management and shareholder interests by rewarding executive management for producing positive results in Return on Capital and Earnings Per Share; to better align executive management’s interests with those of the Company’s employees and customers by rewarding executive management for results in the Five Points metrics; and, to allow executive management to participate in the creation of shareholder wealth through consistent stock awards.

             3.1 Cash Incentive Awards

Participants are eligible for Cash Incentive Awards under the Plan if certain performance conditions are met.

3.1.1 Performance Measurements

In order to qualify to receive Cash Incentive Awards, the Plan requires Participants to achieve predetermined results in three carefully selected Performance Measurements:

1.	Return on Capital. For purposes of this Plan, Return on Capital will be calculated as follows:

(Total revenue – total operating expense) x (1-the effective tax rate)/weighted average of all balance sheet debt + weighted average stockholders’ equity)

2.	Earnings per Share. For purposes of this Plan, Earnings per Share will be equal to diluted earnings per share as reflected on the Company’s year-end audited income statement (GAAP).
3.

The Five Points. For purposes of this Plan, the Five Points goals are to be set by the Committee annually for the Plan Year. The Committee may include any of the following examples as targeted items for purposes of establishing the Five Points Goals, or may include other items as determined by the Committee, in its discretion:

Revenue per employee per week, on-time customer service, accidents per million miles, days of sales outstanding, driver turnover rate, miles per gallon, revenue per mile, freight velocity, empty miles, freight network yield, variable operating costs per mile, fixed operating costs per calendar day

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            3.1.2 Performance Targets

The Committee shall determine the Performance Targets for each category of Performance Measurement within the first 90 days of each calendar year. The Committee may consider, among other things, the Company’s operating plan for the Plan Year, the Company’s results for the previous year, general economic conditions within the industry and other subjective and quantitative factors as deemed necessary by the Committee.

3.1.3 Awards

Participants who qualify to receive a Cash Incentive Award will be paid in cash a percentage of their reference base salaries (as determined each year by the Committee) corresponding with the level of results achieved in each of the three Performance Measurements as set forth in the chart below.

For the Return on Capital and Earnings per Share Performance Measurements, Participants may earn 15% to 45% of their base salaries by achieving 70% to 130% of Performance Target, or such other amounts as may be determined by the Committee, in its discretion. For the Five Points Performance Measurement, Participants may earn 5% to 10% of their base salaries for achieving three to five of Performance Target goals.

Return on Capital		Earnings per Share		The Five Points
% of Performance Target Achieved	% of Base Salary Earned	% of Performance Target Achieved	% of Base Salary Earned	Number of Five Goals Achieved	% of Base Salary Earned
< 70.0%	0%	< 70.0%	0%	< 3	0%
70.0%-79.9%	15%	70.0%-79.9%	15%	3	5%
80.0%-89.9%	20%	80.0%-89.9%	20%	4	7.5%
90.0%-99.9%	25%	90.0%-99.9%	25%	5	10%
100.0%-109.9%	30%	100.0%-109.9%	30%
110.0%-119.9%	35%	110.0%-119.9%	35%
120.0%-129.9%	40%	120.0%-129.9%	40%

NOTE: For purposes of Calculating Performance Measurements under the Plan, Return on Capital results shall be rounded to the nearest tenth (XX.X%). Earnings Per Share results shall be rounded to the nearest hundredth ($X.XX). The Five Points results shall be rounded as specified by theCommittee. The percentage of the Performance Target achieved shall then be rounded to the nearest tenth (XX.X%) for Return on Capital and Earnings Per Share percentage calculations.

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            3.1.4 Payment

Cash Incentive Awards pursuant to the Plan will be made at the conclusion of each fiscal year after the Company’s independent financial statement audit has been substantially completed. This generally occurs before the first week of February. Except as set forth in the next sentence, or as otherwise determined by the Committee, all Cash Incentive Awards due under the Plan shall be made no later than 75 days after the conclusion of each fiscal year. Any Participant on leave of absence at the time of any payment will be paid upon his or her return to work.

In the event of a change in control (as defined in Exhibit A), any Cash Incentive Award earned but not paid for a prior fiscal year shall be fully vested and payable. In addition, the Cash Incentive Award for any partial year in which a change in control occurs shall be payable as follows: (1) the determination of whether the performance measurements have been achieved shall be made based on the results of the twelve most recent calendar months ending prior to the change in control; (2) to the extent the results for such period result in Cash Incentive Awards (based on the targets for the year then in progress) the amount of the awards shall be prorated based on the number of days elapsed in the year prior to the change in control date as a percentage of the entire year. Anything to the contrary notwithstanding, payments of said amount shall made be within five (5) days following the change in control.

3.2 Equity Incentive Awards

Plan Participants are also eligible for an annual Equity Incentive Award consisting of Company Common Stock in an amount up to 30% of each Participant’s annual salary (determined by annualizing the monthly salary in effect in December of the year prior to the year for which the award is made).

3.2.1 Eligibility

Eligibility for Equity Incentive Awards, and amounts awarded, will be determined by the Committee annually, within the first ninety days of the Plan Year. In determining the Participants and eligibility for each Plan Year, the Committee may take into consideration recommendations made by the Company’s Chief Executive Officer (“CEO”).

3.2.2 Types Equity Incentive Awards

Equity Incentive Awards shall consist of a combination of Restricted Stock Awards (“RSA’s”) and Incentive Stock Options (“ISO’s”) to the extent eligible for ISO treatment.

Equity Incentive Awards will be granted as fifty percent (50%) RSA’s and fifty percent (50%) ISO’s (to the extent eligible for ISO treatment) based on Fair Value Transfer. Fair Value Transfer represents the amount to be expensed on the Company’s books over the award’s vesting period. Fair Value Transfer for RSA’s is the grant date closing market price. Fair Value Transfer for ISO’s is calculated using the Black-Scholes Option Pricing Model (a complex, but generally accepted model that estimates price appreciation over an option’s vesting period).

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            3.2.3 Grants

Equity Incentive Award determinations will generally be made annually at the Committee’s regularly scheduled meeting in January, or as soon thereafter as the Committee deems appropriate, but in any event within the first 90 days of the Plan Year.

To mitigate the risk of granting Equity Incentive Awards on a day when the market price of the stock fluctuates abnormally, annual Awards approved by the Committee will be granted in four quarterly tranches on February 1, May 1, August 1 and November 1 of the Plan Year (dates which typically fall within the Company’s “open window” period for insider trading purposes) (hereinafter “Grant Dates”). In the event any of the Grant Dates fall on a day not designated as a regular business day, the Grant Date will be extended to the next regular business day following the Grant Date.

3.2.1 Vesting

One-third of Equity Incentive Awards will vest each year, beginning the year following the year in which the shares were awarded. All four quarterly tranches will vest on the same date (August 1) of the year in which they are scheduled to vest.

ISO’s will typically have a three-year window to exercise upon vesting.

When applicable, the fair market value of the shares awarded will be determined by reference to the market closing sale price of the Company’s Common Stock on the Nasdaq Stock Market (or other exchange or market on which the Common Stock may then be listed) on such vesting date (or if there are no sales on such date, on the next following date for which such closing sale price information is available.

All outstanding and unvested Equity Incentive Awards will vest and become exercisable upon the occurrence of a change in control, upon the terms and conditions set forth in the Incentive Stock Award and Restricted Stock Award Agreements executed by each Participant.

3.2.5 Other Details

Other details pertaining to granting and exercising of Equity Incentive Awards can be found in the individual Award agreements and in the prevailing shareholder-approved equity incentive plan under which the equity awards shall be made.

4.0 ADMINISTRATION

The Committee shall make final determinations concerning all Plan Participants, Cash Incentive Awards and Equity Incentive Awards and will report on its actions to the Board. The CEO of the Company may offer the Committee opinions, recommend eligible employees of the Company and its subsidiary for selection as Plan Participants and recommend award opportunities for Plan Participants other than the CEO. However, the Committee shall make all final decisions regarding Plan Participants and awards. The Committee shall establish the CEO’s Cash Incentive and Equity Incentive Award opportunities.

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The Plan will be administered by the Committee, which is authorized to interpret the Plan, to establish rules and regulations necessary to administer the Plan, and to take all other actions it determines are, in its discretion, required for the proper administration of the Plan. All actions, determinations, interpretations, and decisions made by the Committee will be final, conclusive and binding upon all other parties concerned. Neither the CEO nor any member of the Committee or the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

5.0 MISCELLANEOUS

            5.1 Plan is Not a Contract

All employees who are, or may be, eligible Participants under the terms of this Plan shall be “at-will” employees. No provision of this Plan, or any document describing this Plan or establishing rules or regulations regarding the Plan or its administration, shall be deemed or construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice, except as may otherwise be agreed upon in writing. Moreover, no employee shall have the right to be a Participant, or to receive any award or any certain size or type of award, merely by being eligible to be a Participant, having been a Participant in the past, or having received any particular size or type of award in the past.

5.2 Amendment and Termination of Plan

The Committee reserves the right to amend, suspend, or terminate the Plan and any award opportunities at any time, in whole or in part, for any reason, and without the consent of any Participant or beneficiary; provided, that any award that has already been documented pursuant to an Award Agreement may not be amended or eliminated without the consent of the Participant or beneficiary.

5.3 Taxes

The Company shall not be responsible for payment of any taxes or assessments that may become payable by or on behalf of a Participant due to any remuneration granted pursuant to the terms of this Plan, including any income tax or capital gains tax. Nor will the Company be responsible for providing any advice to any Participant regarding any liability or potential liability for taxes on any award or other benefit received pursuant to the terms of the Plan. Participants should seek their own financial and tax advice in relation to their participation in the Plan. Notwithstanding the foregoing, the Company shall have the right to deduct all federal, state, foreign and local taxes required by law or Company policy from any remuneration paid to a Participant pursuant to the terms of the Plan.

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            5.4 Plan Binding on Successors

All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, reorganization or other transaction involving all or substantially all of the business and/or assets of the Company.

5.5 Non-Assignable

No rights of any Participant to any Cash Incentive and/or Equity Incentive Award, or any of the benefit or remuneration under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, or disposition shall be void.

5.6 Severability

Any provision of the Plan that is determined to be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

5.7 Governing Law

This Plan, and the rights and obligations of the Committee, the Participants, or the parties to the Plan, shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware (without regard to principles of conflicts of law).

5.9 Plan Subject to Change

This Plan is subject to revison at any time at the discretion of the Committee.

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